UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2024

HIMALAYA TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its Charter)

nevada	000-55282	26-0841675
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

108 Scharberry Lane #2, Mars, PA 16046

(Address of principal executive offices)

(630) 708-0750

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common	HMLA	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☒

Himalaya Technologies, Inc. is referred to herein as “Himalaya”, “we”, “us”, or “the Company”.

Item 8.01 Other Events.

On February 12, 2024, we appointed Charles Nahabedian to our Advisory Board to guide and consult on our launch of telehealth products and services including smart kiosks and smart chairs. Mr. Nahabedian has spent over 55 years in the telecommunications industry, mostly with Fortune 100 companies, where he developed and managed the realization of innovative systems and services both in international and domestic markets. A graduate of Northeastern University and Seton Hall University, he holds a BSEE, MSEE, and an MBA in finance and marketing. He was an Adjunct Professor at Fairleigh Dickinson’s Rothman Institute of Entrepreneurial Studies for eight years, having taught graduate Courses in Innovation Management, Entrepreneurial Strategy, Small Business Management, Corporate Entrepreneurship and Entrepreneurial Financing.

Mr. Nahabedian started his career at Bell Labs and AT&T, has received two patents and received a national award for “Outstanding Contributions in a Field of Science.” His organizations have developed and/or supported projects such as the first cordless telephone, first coin telephone aboard the Metroliner, a portable cellular telephone, and interactive-touchscreen kiosks for DisneyWorld’s EPCOT theme park. He has held executive positions in AT&T, Fidelity Investment’s venture capital group, Hazeltine Corporation, and Cingular Interactive, with positions in marketing, services management, program management, corporate development, and head of business. Charlie was also a management consultant and partner at Ultrapro International, Inc., a boutique telecom consulting firm where he helped triple the company’s revenue to $15 million annually.

From 2006 to 2020, Mr. Nahabedian founded and headed VideoKall, a company which won an international award for innovation in advanced person-to-person communication systems with funds transfer for migrant workers. Charlie is now CEO of VK Digital Health (https://www.vkdigitalhealth.com/) which is addressing the high costs of outpatient services utilizing medical, healthcare and technology expertise. The company is facilitating improved access to primary healthcare at points-of-convenience, at lower costs as part of the integrated healthcare system. Hospitals and clinics deploying their systems will be able to directly reduce the cost of quality outpatient services for patients with seasonal and chronic diseases. Cost savings are derived by moving expensive medical staff from the point of service to a more efficient hospital call center where fewer staff can support many more locations. By deploying the units, wherever patients live, work, travel and/or shop, the system will reduce drive times, wait times for appointments, and wait times at doctors’ offices, urgent care centers and ER’s. VK Digital Health platform users are interested in convenient, on-demand service that is low cost for these low acuity conditions. Retail locations seek the traffic, and host hospitals and insurers want lower overall costs for such situations. A patient visit will include the non-touchable services at a staffed mini clinic at almost half the cost.

Mr. Nahabedian’s LinkedIn profile is available @ https://www.linkedin.com/in/cnahabedian/ and the Advisory Board Agreement and Warrant (20,000,000 options struck at .001 with a three-year expiration) are included herein as Exhibits 10.1 and 10.2.

Exhibit No.	Description
10.1	Himalaya Technologies, Inc. Charles Nahabedian Advisory Agreement – February 12, 2024
10.2	Himalaya Technologies, Inc. Charles Nahabedian Warrant – February 12, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIMALAYA TECHNOLOGIES, INC.

Date: February 12, 2024	By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer